Exhibit 23(b)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148513 on Form S-3 of our reports dated February 25, 2008 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for the funded status of defined benefit and other postretirement plans in 2006), relating to the financial statements and financial statement schedule of Alabama Power Company, appearing in this Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2007.

/s/Deloitte & Touche LLP

Birmingham, Alabama

February 25, 2008